UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report: October 8, 2009
Mission Broadcasting, Inc. (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
Delaware (State or other jurisdiction of incorporation)	333-62916-02 (Commission File Number)	51-0388022 (IRS Employer Identification No.)
7650 Chippewa Road, Suite 305 Brecksville, Ohio 44141 (Address of Principal Executive Offices, including Zip Code)
(440) 526-2227 (Registrant’s Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into Material Definitive Agreement

On October 8, 2009, Mission Broadcasting, Inc. (“Mission”) entered into its first amendment (the “Amendment”) to its Third Amended and Restated Credit Agreement dated as of April 1, 2005, among it, Bank of America, N.A., as Administrative Agent and as L/C Issuer, Banc of America Securities, as joint lead arranger and joint book manager, UBS Securities LLC, as co-syndication agent and joint lead arranger and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-syndication agent and joint bank manager, and the several banks parties thereto (the “Mission Credit Agreement”, and, as amended the “Amended Mission Credit Agreement”, setting forth the terms of the “Facility”).

The Amendment modifies certain terms of Mission Credit Agreement, including, but not limited to a general tightening of the exceptions to the negative covenants (principally by means of reducing the types and amounts of permitted transactions) and an increase to the interest rates and fees payable with respect to the borrowings under the Amended Mission Credit Agreement.  The Amended Mission Credit Agreement also incorporates, by reference to the Amended Nexstar Credit Agreement (as defined below), changes to the financial covenants and applicable definitions, including the following changes to the Consolidated Total Leverage Ratio and Consolidated Senior Leverage Ratio:

	Prior	As Amended
Consolidated Total Leverage Ratio:
July 1, 2009 through September 30, 2009	6.50 to 1.00	6.75 to 1.00
October 1, 2009 to December 31, 2009	6.50 to 1.00	8.75 to 1.00
January 1, 2010 through March 31, 2010	6.50 to 1.00	9.50 to 1.00
April 1, 2010 through June 30, 2010	6.50 to 1.00	10.25 to 1.00
July 1, 2010 through September 30, 2010	6.25 to 1.00	9.25 to 1.00
October 1, 2010 through and including March 31, 2011	6.25 to 1.00	7.75 to 1.00
April 1, 2011 and thereafter	6.00 to 1.00	6.00 to 1.00

Consolidated Senior Leverage Ratio:
July 1, 2009 through September 30, 2009	4.50 to 1.00	5.50 to 1.00
October 1, 2009 to December 31, 2009	4.50 to 1.00	7.00 to 1.00
January 1, 2010 through March 31, 2010	4.25 to 1.00	7.00 to 1.00
April 1, 2010 through June 30, 2010	4.25 to 1.00	7.50 to 1.00
July 1, 2010 through September 30, 2010	4.25 to 1.00	6.75 to 1.00
October 1, 2010 through and including March 31, 2011	4.25 to 1.00	5.50 to 1.00
April 1, 2011 and thereafter	4.00 to 1.00	4.00 to 1.00

On an annual basis following the delivery of Mission's year end financial statements, the Amended Mission Credit Agreement requires mandatory prepayments of principal, as well as a permanent reduction in revolving credit commitments, subject to a computation of excess cash flow for the preceding fiscal year, as more fully set forth in the Amended Mission Credit Agreement. The Amended Mission Credit Agreement also places additional restrictions on the use of proceeds from asset sales, equity issuances, or debt issuances (with the result that such proceeds, subject to certain exceptions, be used for mandatory prepayments of principal and permanent reductions in revolving credit commitments), and includes an anti-cash hoarding provision which requires that Mission utilize unrestricted cash and cash equivalent balances in excess of $15 million to repay principal amounts outstanding, but not permanently reduce capacity, under the revolving credit facility.

The Amended Mission Credit Agreement also revised the interest rate provisions.  As amended, borrowings under the Facility may bear interest at either (i) a Eurodollar Rate, which has been amended to include an interest rate floor equal to 1% or (ii) a Base Rate, which, as amended,  is defined as the greater of (1) the sum of 1/2 of 1% plus the Federal Funds Rate, (2) Bank of America, N.A.'s prime rate and (3) the sum of (x) 1% plus (y) the Eurodollar Rate.  The definition of applicable margin was changed to eliminate the pricing grid and replace it with a fixed rate.  As amended, the applicable margin for Eurodollar loans is a rate per annum equal to 4% and the applicable margin for Base Rate loans is a rate per annum equal to 3%.

On October 8, 2009, Nexstar Broadcasting, Inc, entered into that certain Second Amendment (the “Nexstar Amendment”) to the Fourth Amended and Restated Credit Agreement, dated as of April 1, 2005, together with Nexstar Broadcasting Group, Nexstar Finance Holdings, Inc. (together with Nexstar Broadcasting, Inc., the “Nexstar Entities”) Bank of America, N.A., as Administrative Agent and as L/C Issuer, Banc of America Securities LLC, as joint lead arranger and joint book manager, UBS Securities LLC, as co-syndication agent and joint lead arranger, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-syndication agent and joint book manager, and the several banks parties thereto (as amended, the “Amended Nexstar Credit Agreement”).

Mission continues to guarantee full payment of any and all obligations of the Nexstar Entities under the Amended Nexstar Credit Agreement in the event of default thereunder.  The Amended Mission Credit Agreement expanded certain cross-default provisions such that the breach of certain warranties, representations or covenants under the Amended Nexstar Credit Agreement now constitute an event of default under the Amended Mission Credit Agreement.

As reported in its Current Report on Form 8-K filed the date hereof, the Nexstar Amendment, among other things, permitted the Nexstar Entities to modify certain terms and conditions of the Nexstar Credit Agreement.  The Nexstar Entities continue to guarantee full payment of any and all obligations of Mission under the Amended Mission Credit Agreement.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As discussed above in Item 1.01, Mission amended its existing bank credit facility.  The descriptions in Item 1.01 are incorporated herein by reference.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MISSION BROADCASTING, INC.

By:          /s/ David S. Smith
Date: October 15, 2009                                                                        Name:      David S. Smith
Title:        President and Treasurer